EXHIBIT 10.4

FORM OF NONQUALIFIED STOCK OPTION

AGREEMENT UNDER THE XTO ENERGY INC.

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

FOR EMPLOYEES WITH EMPLOYMENT AGREEMENTS

THIS AGREEMENT is entered into this          day of                     , 200_, between XTO Energy Inc., a Delaware corporation (the “Company”), and                      (“Grantee”), pursuant to the provisions of the XTO Energy Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”). The Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that Grantee is eligible to be a participant in the Plan and, to carry out its purposes, has this day authorized the grant, pursuant to the Plan, of the nonqualified stock option set forth below to Grantee.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

1. Grant of Nonqualified Stock Option. Subject to all of the terms, conditions and provisions of the Plan and of this Agreement, the Company hereby grants to Grantee under Section 7 of the Plan a nonqualified stock option pursuant to which Grantee will have the right and option under the Plan to purchase from the Company all or any part of an aggregate of                      shares of the common stock of the Company, par value one cent ($0.01) per share (the “Common Stock”), which shares will consist of authorized but unissued shares or issued shares reacquired by the Company. This option is not intended to be an Incentive Stock Option, as defined in the Plan.

2. Exercise Price. The exercise price payable by Grantee to the Company in exercise of this option will be $         per share, being the fair market value of the Common Stock on this date (the “Grant Date”) as determined pursuant to Section 2(n) of the Plan. Upon exercise of this option, Grantee must pay to the Company the exercise price for the shares of Common Stock issuable pursuant to the exercise with cash, by personal check or by payment through a Company approved broker-assisted cashless exercise arrangement. Except as otherwise prohibited by the Committee, Grantee may also pay to the Company all or a portion of the exercise price and any federal, state, or local tax withholding owed as a result of the option exercise with shares of Common Stock owned by Grantee on the date of exercise or, in the case of tax withholding, with shares of Common Stock acquired pursuant to the exercise (the Common Stock being valued at fair market value on the date of exercise). The right to pay the exercise price with Common Stock is subject to Grantee providing satisfactory evidence, in the opinion of the Company, that Grantee directly owns or owns through a brokerage account on the date of exercise shares of Common Stock sufficient to pay the exercise price, and that the Grantee has owned any such shares acquired through the Plan for six months or more.

3. Exercise Period.

(a)	Subject to acceleration pursuant to the terms of the Plan, one-third of the shares subject to the option will become exercisable when the Common Stock closes on the New York Stock Exchange at or above the following level(s): $ per share, and the remaining two-thirds of the shares subject to the option will become exercisable on each of the first, second, and third anniversaries of the Grant Date. [Alternatively, % of the total number of shares subject to the option granted will become exercisable when the Common Stock closes on the New York Stock Exchange at or above each of the following levels: $ , $ and $ per share.] If the Common Stock is not listed on the New York Stock Exchange, then any reference in this Agreement to the New York Stock Exchange will be deemed to be the principal securities market on which the Common Stock is traded or quoted.

(b)	The right to exercise the option will be cumulative. Unless the Company agrees otherwise, the option must be exercised in multiples of 10% of the option then exercisable.

(c)	Any portion of the option that remains unexercised on the seventh anniversary of the Grant Date will expire. In addition, the option may expire earlier pursuant to the provisions of Section 18(a) of the Plan.

(d)	The option may be exercised only if the shares of Common Stock to be issued upon the exercise are duly registered under the Securities Act of

1933 and applicable state securities laws, or unless the issuance is exempt from such registrations.

(e)	Notwithstanding any provision to the contrary in the Plan or in any employment agreement between the Company and the Grantee, the shares subject to this option that have not become exercisable under the terms of this Agreement prior to the retirement of the Grantee, as defined in any employment agreement, shall not become exercisable upon such retirement unless the date of retirement is at least eighteen (18) months after the date of this Agreement.

4. No Employment Commitment. Grantee acknowledges that neither the grant of this option nor the execution of this Agreement by the Company will be interpreted or construed as imposing upon the Company any obligation to retain Grantee’s services for any stated period of time, which employment will continue to be at the pleasure of the Company at such compensation as it determines, unless otherwise provided in a written employment agreement signed by the Company and Grantee.

5. Grantee’s Agreement. Grantee expressly and specifically agrees that:

(a)	With respect to the calendar year in which all or a portion of the option is exercised, Grantee will include in his or her gross income for federal, state and local income tax purposes the amount, if any, by which the fair market value of the Common Stock on the date of exercise, as determined pursuant to the Plan, exceeds the exercise price times the number of shares acquired pursuant to such exercise; and

(b)	The grant of this option is special incentive compensation that will not be taken into account as “wages” or “salary” in determining the amount of payment or benefit to Grantee under any other compensation or insurance plan of the Company.

6. Other Terms, Conditions, and Provisions. As noted above, the option granted herein by the Company to Grantee is granted subject to all of the terms, conditions, and provisions of the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and Plan prospectus and hereby consents to receive any updates to the Plan or Plan prospectus electronically. The parties agree that the entire text of the Plan is incorporated by reference as if copied herein. Reference is made to the Plan for a full description of the rights of Grantee, the adjustments to be made to the option in the event of changes in the capital structure or control of the Company, and all of the other terms, conditions and provisions of the Plan applicable to the option granted herein. If any of the provisions of this Agreement vary from or are in conflict with the Plan, the provisions of the Plan will be controlling.

7. Non-Transferability. Unless the Committee provides otherwise pursuant to Section 17(b) of the Plan, the option granted hereunder is not transferable or assignable by Grantee except by will or the laws of descent and distribution.

IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

XTO ENERGY INC.

By:
Name:
Title:

GRANTEE